                                                                   Exhibit 10(i)



                                JOHNSON & JOHNSON
                         EXECUTIVE INCOME DEFERRAL PLAN



         The Johnson & Executive Income Deferral Plan (the "Plan") is intended to permit a select group of executives to defer income which would otherwise be immediately payable to them under various compensation and/or incentive plans of Johnson & Johnson (the "Company").

         1. ADMINISTRATION. This Plan is administered by the Compensation Committee of the Company's Board of Directors. The Committee shall have responsibility for determining which investments will from time to time be available under the Plan and shall review the investment options at least once every three years. The Committee shall make all decisions affecting the timing, price or amount of any and all of the Deferred Awards (as hereinafter defined) of participants subject to Section 16 of the Securities Exchange Act of 1934, as amended, but may otherwise delegate any of its authority under this Plan.

         2. ELIGIBILITY. Eligibility to defer under this Plan will be initially limited to members of the Executive Committee of the Company. The Committee may from time to time expand eligibility to defer compensation under this Plan to other executives of the Company. The Committee, however, has the authority to refuse to permit an participant to participate in this Plan or elect to defer payments, if the Committee determines that such participation would jeopardize the Plan's compliance with applicable law or the Plan's status as a top hat plan under ERISA.

         3. DEFERRAL INTO AN INCOME DEFERRAL ACCOUNT. participants may elect to defer up to (i) fifty percent (50%) of annual salary, (ii) fifty percent (50%) of cash payments under the Company's Executive Incentive Plan and (iii) one hundred percent (100%) of dividend equivalents paid under the Company's Certificate of Extra Compensation ("CEC") Plan. Amounts so deferred are known as "Deferred Awards" and will be credited to a participant's "Income Deferral Account". A participant's decision to defer under the Plan must be made on or before September 30 of the year prior to the commencement of the fiscal year as to which the compensation, incentive payment or dividend equivalent monies to be deferred will be earned. At the Plan's inception, amounts otherwise payable in 1997 (regardless of the year in which earned) may be deferred under this Plan by elections made on or before December 15, 1996. Any election to defer pursuant to this Section 3 shall be effective only when timely filed with Extra Compensation Services on the form utilized for such purpose. A participant shall designate, in multiples of 1% of the Deferred Award, the portion to be allocated to each investment option available under this Plan. A participant may change the investment options for Deferred Awards not yet credited to his/her Income Deferred Account not more than once each month, such change to be effective as of the first day of the month following the month in which a participant's request to change such allocation is received by Extra Compensation Services.

         Any elections to defer dividend equivalents under the Company's CEC Plan will be applied such that elections will apply to the CEC contracts in the reverse order of their issuance. Deferred Awards shall be held in one account regardless of the form of compensation or plan under which they were earned.

         Upon ceasing to be an employee of the Company, each participant (or in the event of a participant's death, the named beneficiary or his/her estate) shall be entitled to receive in cash in lump sum the value of his/her Income Deferral Account as of the date of such termination, unless such participant has elected, pursuant to the provisions of Section 7 below, to further defer payment of his/her Income Deferral Account beyond retirement. Notwithstanding the above, if a participant is in any fiscal year a "named executive officer" for proxy statement reporting purposes by reason of his/her being the chief executive officer of the Company or one of the four highest compensated officers (other than the chief executive officer), any payment from an Income Deferral Account otherwise due to be made in such year shall be postponed to a date which is on or about the 15th day of January of the following fiscal year.

         4. INVESTMENT OF INCOME DEFERRAL ACCOUNTS. At the election of each participant, amounts in an Income Deferral Account may be invested utilizing the options set forth below. Amounts to be deferred in any month will be credited to a participant's Income Deferral Account on the last day of each month.

         (a) Common Stock Equivalent Units. All amounts elected to be deferred under this option shall be converted into equivalent units of the Company's Common Stock ("Common Stock") as if the compensation deferred had been invested in Common Stock ("Common Stock Equivalent Units"). The number of Common Stock Equivalent Units shall be determined by dividing the amount of compensation to be deferred by the average of the high and low prices of the Common Stock as reported in the Wall Street Journal for the last trading day of each month. The Company shall credit the participant's Income Deferral Account with the number of full and partial shares of the Company's Common Stock so determined. However, at no time shall any shares be purchased or earmarked for such Account and the participant shall not have any of the rights of a shareholder with respect to shares credited to his/her Income Deferral Account. The number of Common Stock Equivalent Units included in a participant's Account shall be adjusted to reflect dividends and increases or decreases in market value which would have resulted had funds equal to such deferred amount been invested in Common Stock.

         In the event of a reorganization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or any other change in the corporate structure or shares of the Company the Committee shall make such adjustment, if any, as it may deem appropriate in the number and kind of shares of the Company's Common Stock credited to participants' Income Deferral Accounts.

         (b) Balanced Fund. All amounts elected to be deferred under this option shall be deemed to be invested in and credited with the investment rate of return earned under the Balanced Fund option under the Company's Savings Plan or any such successor fund. However, no Balanced Fund shares shall be purchased or earmarked for a participant's Account.

         (c) One Year Treasury Bill Rate. All amounts elected to be deferred under this option shall be deemed to be invested in an interest bearing account which bears interest at the One Year Treasury Bill Rate, compounded monthly. For purposes of the Plan, the One Year Treasury Bill Rate shall be the interest rate for One Year Treasury Bills quoted in the Wall Street Journal on the last trading day of the preceding calendar year. Such rate shall be adjusted annually. No Treasury Bills will be actually purchased or earmarked for a participant's Account.

         5. REDESIGNATION OF INVESTMENT OPTIONS WITHIN AN INCOME DEFERRAL ACCOUNT. A participant may redesignate amounts previously credited to an Income Deferral Account among the investments available under this Plan. Participants who wish to redesignate out of a particular investment vehicle may not at the same time redesignate into such investment vehicle. No redesignation of investment may take place during the 30 days prior to a scheduled distribution under this Plan. The following additional rules shall apply with respect to redesignations of previously credited amounts:

         (a) Permitted Frequency--Redesignation by a participant may be made not more than once during any consecutive twelve month period.

         (b) Amount and Extent of Redesignation--Redesignation for any participant must be in 1% multiples of the investment from which redesignation is being made.

         (c) Timing--Redesignation shall take place as of the first day of the month following the month in which a participant's written redesignation is received by Extra Compensation Services. The value of the Company's Common Stock for purposes of investment redesignation shall be the average of the high and low prices of the Common Stock as reported in the Wall Street Journal for the last trading day of the applicable month.

         (d) Special rules for Redesignation Into or Out of Common Stock Equivalent Units previously credited to an Income Deferred Account:

         (i) Material, Nonpublic Information--The Committee in its sole discretion and with advice of counsel at any time may rescind a redesignation into or out of Common Stock Equivalent Units if such redesignation was made by a participant who, a) at the time of the redesignation was in the possession of material, nonpublic information with respect to the Company; and b) in the Committee's estimation benefited from such information in the timing of his/her redesignation.

         The Committee's determination shall be final and binding. In the event of such rescission, the participant's Income Deferral Account shall be returned to a status as though such redesignation had not occurred. Notwithstanding the above, the Committee shall not rescind a redesignation if the facts were reviewed by the participant with the General Counsel of the Company or a designee prior to the redesignation and if the General Counsel or designee had concluded that such participant was not in possession of material, nonpublic information.

         (ii) A participant subject to Section 16(b) of the Securities Exchange Act of 1934 may redesignate into or out of Common Stock Equivalent Units only during the applicable "window period" with respect to the release of any quarterly or annual statements of sales and earnings by the Company.

         (iii) A redesignation into or out of Common Stock Equivalent Units may not be made within 6 months of a discretionary "opposite way transaction" into or out of Common Stock held by the participant in the Company's Savings Plan.

         6. DISTRIBUTION OF INCOME DEFERRAL ACCOUNTS. If a participant's employment is terminated for any reason (including death or disability), and such participant is not eligible to retire from active service under the Company's pension plan, then his/her Income Deferral Account will be automatically paid in a lump sum as soon as administratively feasible in the month following his/her termination of employment. Distributions in cash of the value of equivalent shares of the Company's Common Stock will be valued at the average of high and low market prices of the Common Stock as reported in the Wall Street Journal on the last trading day of the month of his/her termination of employment.


         7. POST RETIREMENT DEFERRALS. At the further election of each participant, to be made as provided for below, the payment of any sum otherwise due to a participant upon his/her retirement may be further deferred and paid in either a single lump sum or in installments. A lump sum payment may be deferred for up to ten taxable years following the participant's retirement date. If installment payments are elected, the first installment payment may be made immediately upon retirement or be deferred for up to ten taxable years. Installment payments will be made annually (in the manner described below) and in approximately equal installment amounts (i.e., the value of the balance of the Income Deferral Account, plus accrued interest, divided by the number of remaining installments). The minimum number of annual installments is two (2) and the maximum number is fifteen (15). An participant may elect to defer up to 100% of the value of his/her total Income Deferral Account at retirement; or, any percentage increment less than that. The payment of any amounts from an Income Deferral Account pursuant to this Section 7 shall be subject to the provisions of the last sentence of Section 3 above. The following additional rules shall apply with respect to all payments:

         a) Immediate Lump Sum Payment - The participant will receive the full value of his/her Income Deferral Account in the calendar month of his/her retirement effective date.

         b) Deferred Lump Sum Payment - The participant will receive the full value of his/her Income Deferral Account, plus any accrued interest, on or about January 15 of the year he/she elects to receive payment in.

         c) Immediate Commencement of Installments - The participant will receive the first installment in the calendar month of his/her retirement effective date, subject to the provisions of the last sentence of Section 3 above. All subsequent installments, plus any accrued interest, will be paid on or about January 15 of each year.

         d) Deferred Commencement of Installments - The participant will receive the first and all subsequent installments, plus any accrued interest, on or about January 15 of each year.

         With respect to any amounts which are deferred and/or paid in installments, interest shall be paid by the Employer from the effective date of retirement to the date of any such payment. The interest rate for all deferred and/or installment payments to a participant shall be fixed at the date of retirement and shall be the rate (rounded to 1 decimal place) offered, as reported in the Wall Street Journal on the effective retirement date, on a United States Treasury Instrument for the period comparable to the length of the period of the deferral and/or installment payments. The interest shall be compounded semi-annually on the last calendar day of June and December of each year. If more than one instrument is quoted, the average of such rates shall be utilized. By way of example, if an election is made to receive installments over eight (8) years, the comparable eight (8) year U.S. Treasury Rate shall be utilized; if an election is made to defer the commencement of installments for two (2) years with installments paid out over ten (10) years, the comparable twelve (12) year U.S. Treasury Rate shall be utilized. Once established, the interest rate shall remain fixed for the period of the deferral and/or installments.

         In the event of death of a participant following retirement, the Employer will make payment in full of the balance of his/her Income Deferral Account, plus any accrued interest, as soon as administratively practical in a single lump sum payment to the designated beneficiary, subject to the provisions of the last sentence of Section 3 above.

         In the event no deferral or installment election is made under this
Section 7, the total amount of the Income Deferral Account will be paid in accordance with the provisions of Section 3 in a lump sum payment as soon as practical following an participant's retirement effective date.

         An election by a participant to defer payment or elect installments of all or a part of his/her Account beyond his/her effective retirement date must be made a minimum of twelve (12) months prior to the date of such retirement date. Any such election may be revised or revoked up to twelve (12) months prior to such retirement date. For the twelve month period prior to such retirement date, any election is irrevocable and thus may not be revoked or otherwise revised.

         Notwithstanding the above, at the Plan's inception, an exception has been made for participants who have a retirement effective date between January 1, 1997 and December 31, 1997. For participants having a retirement effective date prior to June 30, 1997, the deferral and/or installment election must be made a minimum of three (3) months and in the calendar year prior to the retirement date. For such participants having a retirement date between July 1, 1997 and December 31, 1997, such election must be made at least six (6) months prior to the retirement date. For example, a participant who retires on April 1, 1997, must make the deferral and/or installment election no later than December 31, 1996; if the retirement date is August 1, 1997, such election must be made not later than January 31, 1997. Any such election to defer and/or receive installment payments may only be revised or revoked prior to the last permissible date for making such election. After such time the election may not be revoked or otherwise revised.

         An election to defer payment and/or be paid in installments is effective only when timely filed with Extra Compensation Services on the form utilized for such purpose. Any election made after the required deadline shall be disregarded.

         8. DEDUCTIONS FROM DISTRIBUTIONS. The Company will deduct from each distribution amounts required to be withheld for income, Social Security and other tax purposes. The Company may also deduct any amounts the participant owes the Company for any reason.

         9. BENEFICIARY DESIGNATIONS. A participant may designate one or more beneficiaries to receive the value of his/her Income Deferral Account upon death. Should a beneficiary predecease the participant, or should a beneficiary not be named, the amount designated for such beneficiary or the participant's balance, as the case may be, will be distributed to the participant's Estate. Beneficiary designations may be made or revised at any time by submitting a Beneficiary Designation Form to Extra Compensation Services.

         10. AMENDMENTS. The Committee may amend this Plan at any time. However, such amendment shall not without the consent of a participant, materially adversely affect any right or obligation with respect to any Deferred Award made theretofore.

         11. MISCELLANEOUS. The Employer does not fund the obligations created by the participant's participation in the Plan. Rather, the Employer makes an unsecured promise to pay these obligations out of general corporate assets. This applies to obligations for both active and retired participants.

         In the first quarter of each calendar year, statements will be sent to active participants participating in this Plan as well as to retirees with Deferral Accounts. The statement will also include previously made deferral elections and beneficiary designations. The report for retirees will provide the deferred payout balance plus interest, as well as the deferred and/or installment election and beneficiary designations.

         This Plan is administered by the Extra Compensation Services Department at the Corporate Headquarters of Employer. Questions in regard to the administration of the Plan should be addressed to it.

         AN ELECTION TO DEFER AND/OR BE PAID IN INSTALLMENTS SHOULD ONLY BE MADE IN CONSULTATION WITH AN PARTICIPANT'S TAX AND/OR FINANCIAL ADVISOR.